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                                                                July 31, 1996


Mr. Richard Schwartz
Sr. Vice President, Secretary & General Counsel
Financing for Science International, Inc.

Dear Richard:

This letter will serve to confirm the arrangements associated with your employment by Financing for Science International, Inc. or its successor entity (the "Company") following the acquisition of Financing for Science International, Inc. by the FINOVA Group Inc. or one of its subsidiaries. It is our sincere hope that you will find these terms acceptable and continue in your position with the Company. Nevertheless, either you or the Company is free to terminate the employment relationship at anytime with or without cause.

- - You have agreed to remain in your position with the Company with the title of Vice President, Associate General Counsel and Assistant Secretary, for a six (6) month transition period beginning on the closing date of FINOVA's acquisition of the Company, estimated to be September 1, 1996. Unless you otherwise consent, you will remain at the Company's office located in Farmington, Ct.. Your compensation shall continue during such period at the annual rate of $125,000. If you complete this transition period or are terminated by the Company without good cause, you will be paid by the Company a Transition Bonus of $37,500 in addition to severance payments due under currently existing plans and policies of the Company in the amount of $38,462 plus any accrued and unused vacation.

- - You will be eligible (based on customary performance factors) to receive a pro-rated bonus payment based on your 1995 bonus. This bonus will continue to accrue for each month of employment you complete through the end of the transition period.

- - If we mutually agree to continue your position beyond the six month transition period, your employment will be subject to mutually agreeable terms and will follow the general employment policies and practices of the Company.

If you agree to the terms as outlined in this letter, please sign below.


Sincerely,                              ACKNOWLEDGED:

/s/ William J. Hallinan                 /s/ Richard Schwartz
- -----------------------                 --------------------
William J. Hallinan                     Richard Schwartz
Senior Vice President-
General Counsel & Secretary
The FINOVA Group Inc.